EXHIBIT 99.1


                                                   FOR MORE INFORMATION CONTACT:

                                                               PUBLIC RELATIONS:
                                                                    Ilya Welfeld
                                                                    201-439-1010
                                                               ilya@roomlinx.com

                                                              INVESTOR RELATIONS
                                                          Thomas J. Rozycki, Jr.
                                                          Cubitt Jacobs & Prosek
                                                               212-279-3115 x208
                                                                  tom@cjpcom.com

            ROOMLINX ANNOUNCES LETTER OF INTENT TO ACQUIRE SUITESPEED

              Combined Company Will Service 200 Hotels Representing
                        More than 35,000 Rooms Nationwide


HACKENSACK, NEW JERSEY (APRIL 4, 2005) -RoomLinX, Inc. (OTCBB: RMLX.OB), a leading provider of wireless high-speed network solutions to the hospitality industry, today announced that it has signed a Letter of Intent to acquire SuiteSpeed, Inc., a leading provider of wireless solutions for hotels. Under the terms of the non-binding arrangement, RoomLinX will issue 21,450,000 shares of its common stock to acquire the outstanding stock of SuiteSpeed. The shares will have piggy-back registration rights commencing six months after the completion of the acquisition.

"Guests now demand quality WiFi service from the hotel industry," said Aaron Dobrinsky, CEO of RoomLinX. "As one of the few U.S. public companies in this space, we are uniquely positioned to leverage our scope and competitive advantages for the benefit of our customers and shareholders. Our proposed acquisition of SuiteSpeed demonstrates our commitment to our stated strategy: to grow through acquisitions as well as organically. The addition of SuiteSpeed enhances our leadership position in the industry. In addition to adding to the number of rooms under management, we believe that the combined companies will be positioned to enjoy economies of scale on an operational level as well. This will allow us to continue to offer value added products to our customers."

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SuiteSpeed, a provider of high-speed wireless Internet access solutions, has delivered WiFi services to hotels since 2000. The company serves brand-name properties such as the Renaissance, Courtyard by Marriott, Holiday Inn, Radisson, Hampton Inn and Best Western.

Consummation of the transaction is subject to completion of due diligence, execution of a definitive agreement and closing conditions to be provided for in the definitive agreement. Customers will experience no disruption in service, and their company contact points will remain unchanged. Upon closing, SuiteSpeed founder Mike Wasik will join the executive team at RoomLinX.

"SuiteSpeed is very excited about combining operations with RoomLinX," said Mike Wasik, founder and CEO of SuiteSpeed. "We have strong operational synergies and share philosophies that should greatly benefit our existing customers, employees, and shareholders. Both organizations are passionate about providing `Best in Class' service and support to our existing customers. Together we will continue to help hotels provide important amenities to their guests, such as centralized printing, VOIP, and automated concierge services. We are confident that our customers will recognize the quality and market leadership that the combined entity will provide."

RoomLinX also announced that Bob Lunde will be stepping down from its board of directors. Bob was an executive of the company during last year's merger with Arc Communications and has served as an active board member since then. The Company thanks Lunde for his years of service.

ABOUT ROOMLINX, INC.

RoomLinX is a pioneer in Broadband High Speed Wireless Internet connectivity, specializing in providing the most advanced WI-FI Wireless and Wired networking solutions for High Speed Internet access to Hotel Guests, Convention Center Exhibitors, Corporate Apartments, and Special Event participants. Designing, deploying and servicing site-specific wireless networks for the hospitality industry is RoomLinX's core competency.

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                                      # # #

The statements contained in this press release of RoomLinX, Inc. (the "Company") that are not based on historical fact are "forward-looking statements". Such forward-looking statements involve risks and uncertainties, including but not limited to: (i) the Company's history of unprofitable operations, both with respect to its core business and the business previously performed by Arc Communications, (ii) the significant operating losses that the Company has incurred to date, (iii) the Company's lack of liquidity and need for additional capital which it may not be able to obtain on favorable terms or at all, (iv) the "going concern" qualifications that accompanies the Company's financial statements, which, among other things, may make it more difficult for the Company to raise the additional capital that it requires in order to remain in business, (v) the fact that the Company has been required to operate with a working capital deficit, which limits its operating flexibility and opportunities, (vi) the substantially greater resources available to many of the Company's competitors, (vii) the Company's expectation that it will continue to operate at a loss for the foreseeable future, (viii) the fact that the Company's lack of capital substantially restricts its flexibility and opportunity to increase its revenues, (ix) the importance to the Company that its offerings remain technologically advanced if the Company is to attract new customers and maintain existing customers, (x) the Company's dependence on certain key employees and key suppliers, (xi) risks associated with potential intellectual property claims, (xii) the impact on the Company's business and industry of general economic conditions and regulatory developments and (xiii) risks associated directly with the proposed business combination, including without limitation (a) the possibility that the parties are unable to reach a definitive agreement or close the proposed transaction, (b) the possibility that the benefits anticipated from the transaction are not realized and (c) risks associated with integrating two separate businesses.. Such risks and others are and shall be more fully described in the "Risk Factors" set forth in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from the results expressed in, or implied by, such forward-looking statements.